PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 18, 1997)

                               1,000,000 SHARES
                              PAIRED COMMON STOCK

                                                                           LOGO

                      PATRIOT AMERICAN HOSPITALITY, INC.

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                               ----------------

  Patriot American Hospitality, Inc. (the "Corporation") is a self-administered real estate investment trust ("REIT") which owns interests in a portfolio of hotels. The hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers. In addition to hotels catering primarily to business travelers, the Corporation's portfolio includes world-class resort hotels and prominent hotels in major tourist destinations.

  Shares of common stock, $.01 par value, of the Corporation (the "REIT Common Stock") are paired and trade as a unit with shares of common stock, $.01 par value, of Patriot American Hospitality Operating Company (the "Operating Company Common Stock" and, as paired, the "Paired Common Stock"). All shares of Paired Common Stock offered hereby (the "Offering") are being sold by the Corporation and Patriot American Hospitality Operating Company (the "Operating Company" and, together with the Corporation, the "Companies") to an institutional investor (the "Investor"), at a price of $27.65 per paired share, for an aggregate purchase price of approximately $27.65 million.

  The Paired Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "PAH." On November 12, 1997, the last reported sale price of the Paired Common Stock on the NYSE was $29.50 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-1 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE PAIRED COMMON STOCK.

                               ----------------

         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 13, 1997.

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus Supplement and the accompanying Prospectus before purchasing Paired Common Stock in the Offering.

REIT TAX RISKS

 Dependence on Qualification as a REIT

  The Corporation will operate in a manner designed to permit it to qualify as a REIT for federal income tax purposes, but no assurance can be given that the Corporation will be able to continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Qualification as a REIT also involves the determination of various factual matters and circumstances not entirely within the Corporation's control. In addition, the Corporation's ability to qualify as a REIT is dependent upon its continued exemption from the anti-pairing rules of Section 269B(a)(3) of the Code. Section 269B(a)(3) of the Code would ordinarily prevent a corporation from qualifying as a REIT if its stock is paired with the stock of a corporation whose activities are inconsistent with REIT status, such as the Operating Company. The "grandfathering" rules governing Section 269B generally provide, however, that Section 269B(a)(3) does not apply to a paired REIT if the REIT and its paired operating company were paired on June 30, 1983. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule. Moreover, if for any reason the Corporation had failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to it, in which case the Corporation would not qualify as a REIT for any taxable year. On November 5, 1997, Representative William Archer, Chairman of the Ways and Means Committee of the House of Representatives, publicly announced that he plans to review this "grandfathering" rule. While Representative Archer stated he does not plan to eliminate the grandfathering rule, no assurance can be given that new legislation, new regulations or administrative interpretations with respect to the "grandfathering rules" of Section 269B will not be adopted. The adoption of any such legislation, regulations or administrative interpretations could have a material adverse effect on the results of operations and financial condition of the Companies.

  If the Corporation fails to qualify as a REIT, the Corporation will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions and subject to the discussion above regarding the impact if the Corporation failed to qualify as a REIT in 1983, the Corporation also will be disqualified from re-electing REIT status for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce the net earnings of the Corporation available for distribution to stockholders because of the additional tax liability to the Corporation for the year or years involved. In addition, distributions would no longer be required to be made. To the extent that distributions to stockholders would have been made in anticipation of the Corporation's qualifying as a REIT, the Corporation might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. The failure to qualify as a REIT would also constitute a default under certain debt obligations of the Corporation.

 Adverse Effects of REIT Minimum Distribution Requirements

  In order to qualify as a REIT, the Corporation will be generally required each year to distribute to its stockholders at least 95% of its taxable income (excluding any net capital gain). The Corporation generally is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed income from prior years.

  The Corporation intends to make distributions to its stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. The Corporation's income will consist primarily of its share of the income of Patriot American Hospitality Partnership, L.P. (the "Realty Partnership"), and the Corporation's cash available for distribution will consist primarily of its share of cash distributions from the Realty Partnership. Differences in timing between the recognition of taxable income and the receipt of cash available for distribution and the seasonality of the hotel industry could require the Corporation to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax.

  Distributions by the Companies are determined by their respective Board of Directors and depend on a number of factors, including the amount of cash available for distribution and the financial condition of the Companies, any decision by either Board of Directors to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code (in the case of the Corporation) and such other factors as either Board of Directors deems relevant. For federal income tax purposes, distributions paid to stockholders may consist of ordinary income, capital gains (in the case of the Corporation), nontaxable return of capital, or a combination thereof. The Companies will provide stockholders with annual statements as to the taxability of distributions.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS

  The Corporation is currently experiencing a period of rapid growth. The integration of departments, systems and procedures presents a significant management challenge, and the failure to integrate new acquisitions into existing management and operating structures could have a material adverse effect on the results of operations and financial condition of the Companies.

SUBSTANTIAL DEBT OBLIGATIONS; NO LIMITS ON INDEBTEDNESS; VARIABLE RATE DEBT

  As of November 3, 1997, the Companies' combined debt was approximately $826.7 million and the Companies' ratio of combined debt to total market capitalization was approximately 24.1%. The Companies also may borrow additional amounts from the same or other lenders in the future, may assume debt in connection with acquisitions, or may issue corporate debt securities in public or private offerings. The Companies' organizational documents do not limit the amount of indebtedness the Companies may incur. Further, substantially all of the Companies' combined debt bears interest at a variable rate. Economic conditions could result in higher interest rates, which could increase debt service requirements on variable rate debt and could adversely affect the Companies' ability to make distributions.

  There can be no assurance that the Companies will be able to meet their debt service obligations and, to the extent that they cannot, the Companies risk the loss of some or all of their assets, including the hotels. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Corporation or the Operating Company is in need of funds to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in properties at times which may not permit realization of the maximum return on such investments.

  The foregoing risks associated with debt obligations of the Companies may inhibit the ability of the Companies to raise capital in both the public and private markets.

LACK OF EXPERIENCE IN HOTEL MANAGEMENT BUSINESS

  The Corporation leases certain existing hotels and intends to lease other existing hotels and a significant portion of its newly-acquired hotels to the Operating Company. Although certain executives of the Corporation have hotel management experience, the Operating Company has no prior experience in the hotel management business. The future success of the Operating Company and its ability to operate hotels as well as manage future growth depend in large part on its ability to attract and retain key executive officers and other highly qualified personnel, especially in the area of hotel operations. There can be no assurance that the Operating Company will

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be able to attract and retain qualified personnel and the inability to do so could have a material adverse effect on the results of operations and financial condition of the Companies.

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE CORPORATION AND THE OPERATING
COMPANY

  The Corporation and the Operating Company are separate corporate entities with separate Boards of Directors. A majority of the directors of each of the Corporation and the Operating Company do not serve as directors or officers of the other company. In addition, the Corporation and the Operating Company generally have different employees, separate creditors and are subject to different state law licensing and regulatory requirements. As a result, the interests of the Board of Directors of each company may conflict and such conflicts may possibly rise to disputes between the companies. No assurance can be given that conflicts will not arise between the companies or that such conflicts will not have a material adverse effect on the results of operations and financial condition of the Corporation and the Operating Company. The Corporation and the Operating Company have the same Chief Executive Officer and Chief Financial Officer as well as two of the same directors. The Companies believe this overlap in management will help decrease the possibility of disagreements between the two companies. No assurance can be given, however, that these individuals' interests as officers and/or directors of one company will not conflict with their interests as officers and/or directors of the other company or that their actions as officers and/or directors of one company will not adversely affect the interests of the other company.

DEPENDENCE ON LESSEES AND PAYMENTS UNDER THE PARTICIPATING LEASES

  The Corporation leases each of its existing hotels, except the Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and the hotels leased to the Operating Company, to lessees (the "Lessees") pursuant to separate participating leases (the "Participating Leases"). The Corporation's ability to make distributions to stockholders depends primarily upon the ability of the Lessees to make rent payments under the Participating Leases (which is dependent primarily on the Lessees' ability to generate sufficient revenues from those hotels which are leased to them). A failure or delay to make such payments may be caused by reductions in revenue from such hotels or in the net operating income of the Lessees or otherwise. Any failure or delay by the Lessees in making rent payments may adversely affect the Corporation's ability to make distributions to stockholders.

LACK OF CONTROL OVER OPERATIONS OF THE CERTAIN HOTELS LEASED OR MANAGED BY THIRD PARTIES

  The Corporation is dependent on the ability of the Lessees and the hotel management entities that manage the hotels (the "Operators") to manage the operations of hotels that are leased or operated by them. Under the terms of the Participating Leases, the Corporation has the authority to review annual budgets for the hotels which are leased to the Lessees and to approve certain items. However, the Corporation is unable to directly implement strategic business decisions with respect to the setting of room rates, repositioning of a franchise, redevelopment of food and beverage operations and certain similar decisions with respect to such hotels.

RISK OF INVESTMENT IN SUBSIDIARIES CONTROLLED BY OTHER PARTIES

  The Crowne Plaza Ravinia Hotel, the Marriott WindWatch Hotel and certain non-leaseable assets related to the Carefree resorts are each owned through a special purpose entity, specifically PAH Ravinia, Inc., and PAH WindWatch, LLC, respectively (the "Non-Controlled Subsidiaries"). The equity securities of each of the Non-Controlled Subsidiaries are divided into two classes: voting securities and non-voting securities. The Realty Partnership owns all of the non-voting securities in each of the Non-Controlled Subsidiaries. With respect to PAH Ravinia, Inc. ("PAH Ravinia") and PAH WindWatch, LLC ("PAH WindWatch"), the Realty Partnership also owns, indirectly, 4% of the voting securities. Certain executive officers and/or directors of the Companies own, directly or indirectly, the remaining 96% of the voting securities of PAH Ravinia and PAH WindWatch. Although the ownership interests of the Realty Partnership represent an approximately 99% economic interest in each of the Non-Controlled Subsidiaries, the Realty Partnership is not able to elect directors or managers. As a result, the Non-Controlled Subsidiaries may implement business policy decisions that would not have been

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implemented by the Corporation and that are adverse to the interests of the
Corporation or that lead to adverse financial results. The Corporation intends to restructure the Non-Controlled Subsidiaries so that the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel may be leased to the Operating Company. To effect such restructurings, the Corporation will be required to obtain, along with any other third-party consents which may be required, the approval of those executive officers and/or directors of the Companies who have voting control over such Non-Controlled Subsidiaries. No assurances can be made that the executive officers will consent to such restructurings.

HOTEL INDUSTRY RISKS

 Operating Risks

  The primary businesses of the Companies are buying, selling, leasing and managing hotels, which are subject to operating risks common to the hotel industry. These risks include, among other things, (i) competition for guests from other hotels, a number of which may have greater marketing and financial resources and experience than the Companies and the Lessees, (ii) increases in operating costs due to inflation and other factors, which increases may not have been offset in past years, and may not be offset in future years by increased room rates, (iii) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal, (iv) increases in energy costs and other expenses of travel, which may deter travelers and (v) adverse effects of general and local economic conditions. These factors could adversely affect the ability of the Lessees and the Operating Company to generate revenues and to make lease payments and therefore the Corporation's ability to make distributions to stockholders.

  The Companies are also subject to the risk that in connection with the acquisition of hotels and hotel operating companies it may not be possible to transfer certain operating licenses, such as food and beverage licenses, to the Lessees, the Operators or the Operating Company, or to obtain new licenses in a timely manner in the event such licenses cannot be transferred. Although hotels can provide alcoholic beverages under interim licenses or licenses obtained prior to the acquisition of these hotels, there can be no assurance that these licenses will remain in effect until the Corporation or the Operating Company obtains new licenses or that new licenses will be obtained. The failure to have alcoholic beverages licenses or other operating licenses could adversely affect the ability of the affected Lessees, Operators or the Operating Company to generate revenues and make lease payments to the Corporation.

 Operating Costs and Capital Expenditures; Hotel Renovation

  Hotels, in general, have an ongoing need for renovations and other capital improvements, particularly in older structures, including periodic replacement or refurbishment of furniture, fixtures and equipment ("F, F & E"). Under the terms of the Participating Leases, the Corporation is obligated to establish a reserve to pay the cost of certain capital expenditures at its hotels and pay for periodic replacement or refurbishment of F, F & E. If capital expenditures exceed the Corporation's expectations, the additional cost could have an adverse effect on the Corporation's cash available for distribution. In addition, the Corporation may acquire hotels where significant renovation is either required or desirable. Renovation of hotels involves certain risks, including the possibility of environmental problems, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other hotels.

 Competition for Hotel Acquisition Opportunities

  The Companies may be competing for investment opportunities with entities that have substantially greater financial resources. These entities may generally be able to accept more risk than the Companies can prudently manage, including risks with respect to the creditworthiness of a hotel operator or the geographic proximity of its investments. Competition may generally reduce the number of suitable investment opportunities offered to the Companies and increase the bargaining power of property owners seeking to sell.

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  Additionally, the Corporation's ability to acquire additional hotels could be negatively impacted by the paired share ownership structure because hotel management companies, franchisees and others who historically approached the Corporation's predecessor ("Patriot") with acquisition opportunities in hopes of establishing lessee or management relationships may not do so in the future out of concern that the Corporation will rely on the Operating Company to lease and/or manage the acquired properties. Such persons may instead provide such acquisition opportunities to hotel companies that will allow them to manage the properties following the sale. This could have a negative impact on the Corporation's acquisition activities in the future.

 Seasonality

  The hotel industry is seasonal in nature. Revenues at certain hotels are greater in the first and second quarters of a calendar year and at other hotels in the second and third quarters of a calendar year. Seasonal variations in revenue at hotels may cause quarterly fluctuations in the operating revenues of the Operating Company and the lease revenues of the Corporation.

REAL ESTATE INVESTMENT RISKS

 General Risks

  The Corporation's investments will be subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of the Corporation's real estate investments and the Corporation's income and ability to make distributions to its stockholders will be dependent upon the ability of the Lessees, the Operators and the Operating Company to operate the Corporation's hotels in a manner sufficient to maintain or increase revenues and to generate sufficient income in excess of operating expenses to make rent payments under their leases with the Corporation. Income from the Corporation's hotels may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, adverse changes in zoning laws, civil unrest, acts of God, including earthquakes and other natural disasters (which may result in uninsured losses), acts of war and other factors which are beyond the control of the Companies.

 Value and Illiquidity of Real Estate

  Real estate investments are relatively illiquid. The ability of the Corporation to vary its portfolio in response to changes in economic and other conditions will therefore be limited. If the Corporation must sell an investment, there can be no assurance that the Corporation will be able to dispose of it in the time period it desires or that the sales price of any investment will recoup or exceed the amount of the Corporation's investment.

 Property Taxes

  The Companies' hotels and racing facilities are subject to real property taxes. The real property taxes on properties in which the Corporation invests may increase or decrease as property tax rates change and as the value of the properties are assessed or reassessed by taxing authorities. If property taxes increase, the Companies' ability to make distributions to its stockholders could be adversely affected.

 Consents of Ground Lessor Required for Sale of Certain Hotels

  Certain of the Corporation's hotels and the Bay Meadows Racecourse (the "Racecourse") are subject to ground leases with third party lessors. In addition, the Corporation may acquire hotels in the future that are subject to ground leases. Any proposed sale of a property that is subject to a ground lease by the Corporation or any proposed assignment of the Corporation's leasehold interest in the ground lease may require the consent of third party lessors. As a result, the Corporation may not be able to sell, assign, transfer or convey its interest in

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any such property in the future absent the consent of such third parties, even if such transaction may be in the best interests of the stockholders.

 Environmental Matters

  The operating costs of the Companies may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Persons who arrange for the transportation, disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of any of the Corporation's hotels, the Companies, the Lessees or the Operators may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Corporation's results of operations and financial condition. Phase I environmental site assessments ("ESAs") have been conducted at all of the Corporation's hotels and the Racecourse by qualified independent environmental engineers. The purpose of Phase I ESAs is to identify potential sources of contamination for which any of the Corporation's hotels or the Racecourse may be responsible and to assess the status of environmental regulatory compliance. The ESAs have not revealed any environmental liability or compliance concerns that the Corporation believes would have a material adverse effect on its business, assets, results of operations or liquidity, nor is the Corporation aware of any such liability or concerns. Nevertheless, it is possible that these ESAs did not reveal all environmental liabilities or compliance concerns or that material environmental liabilities or compliance concerns exist of which the Corporation is currently unaware. The Corporation has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the hotels or the Racecourse.

 Uninsured and Underinsured Losses

  Each of the Participating Leases specifies comprehensive insurance to be maintained on each of the applicable leased hotels, including liability, fire and extended coverage. The Corporation believes such specified coverage is of the type and amount customarily obtained for or by an owner of hotels. Leases for subsequently acquired hotels (including those leased to the Operating Company) will contain similar provisions. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. The Board of Directors and management of each of the Companies will use their discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on the investments of the Corporation or the Operating Company, as the case may be, at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment of the Corporation or the Operating Company, as the case may be. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Corporation or the Operating Company might not be adequate to restore its economic position with respect to such property.

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 Acquisition and Development Risks

  The Companies currently intend to pursue acquisitions of additional hotels and hotel operating companies and, under appropriate circumstances, may pursue development opportunities. Acquisitions entail risks that such acquired hotels or hotel operating companies will fail to perform in accordance with expectations and that estimates of the cost of improvements necessary to market, acquire and operate properties will prove inaccurate as well as general risks associated with any new real estate or operating company acquisition. In addition, hotel development is subject to numerous risks, including risks of construction delays or cost overruns that may increase project costs, new project commencement risks such as receipt of zoning, occupancy and other required governmental approvals and permits and the incurrence of development costs in connection with projects that are not pursued to completion. The fact that the Corporation generally must distribute 95% of its ordinary taxable income in order to maintain its qualification as a REIT may limit the Corporation's ability to rely upon lease income from its hotels or subsequently acquired properties to finance acquisitions or new developments. As a result, if debt or equity financing were not available on acceptable terms, further acquisitions or development activities might be curtailed or the Corporation's cash available for distribution might be adversely affected.

RISKS OF OPERATING HOTELS UNDER FRANCHISE OR BRAND AFFILIATIONS

  Certain of the Corporation's hotels are operated under franchise or brand affiliations. In addition, hotels in which the Corporation subsequently invests may be operated pursuant to franchise or brand affiliations. The continuation of the franchise licenses relating to the franchised hotels (the "Franchise Licenses") is subject to specified operating standards and other terms and conditions. The continued use of a brand is generally contingent upon the continuation of the management agreement related to that hotel with the branded Operator. Franchisors typically inspect licensed properties periodically to confirm adherence to operating standards. Action on the part of any of the Companies, the Lessees or the Operators could result in a breach of such standards or other terms and conditions of the Franchise Licenses and could result in the loss or cancellation of a Franchise License. It is possible that a franchisor could condition the continuation of a Franchise License on the completion of capital improvements which the Corporation's Board of Directors determines are too expensive or otherwise unwarranted in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Corporation's Board of Directors may elect to allow the Franchise License to lapse which could under certain circumstance result in the Corporation incurring significant costs for terminating such Franchise License. In any case, if a franchise or brand affiliation is terminated, the Corporation and the Lessee may seek to obtain a suitable replacement franchise or brand affiliation, or to operate the hotel independent of a franchise or brand affiliation. The loss of a franchise or brand affiliation could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise or brand affiliation because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor or brand owner.

HORSE RACING INDUSTRY RISKS

  The Operating Company's pari-mutuel wagering operations are contingent upon the continued governmental acceptance of such operations as forms of legalized gambling. As a form of gambling, pari-mutuel wagering is subject to extensive licensing and regulatory control by the California Horse Racing Board (the "CHRB") and other California authorities. These regulatory authorities have broad powers with respect to the licensing of gaming operations, and may revoke, suspend, condition or limit the gaming operations of the Operating Company. Any such change in regulations may have a material adverse effect on the Operating Company's financial condition and results of operations. The CHRB also has the discretion to limit the number of days and dates on which the Operating Company may conduct live horse racing. No assurance can be given as to how many, or which, horse racing days the CHRB will allocate to the Operating Company in the future, nor can there be any assurance that an issued license will not be modified or revoked. Any change in the CHRB regulations or how many, or which, horse racing days are allocated to the Operating Company could have a material adverse effect on the Operating Company's financial condition and results of operations.

  The Operating Company manages the Racecourse's horse racing operations, an area in which Patriot has no experience prior to the merger with California Jockey Club. Although the Operating Company has retained certain members of Bay Meadows Operating Company's former management and personnel to continue to manage these horse racing operations, there can be no assurance that the Operating Company will be able to continue to employ said management and personnel. Failure to retain such management and personnel could have a material adverse effect on the results of operations and financial condition of the Operating Company.

                                 THE COMPANIES

  On July 1, 1997, the Corporation, a Delaware corporation formerly known as California Jockey Club ("Cal Jockey"), merged (the "Merger") with Patriot American Hospitality, Inc., a Virginia corporation (collectively with its subsidiaries, "Patriot") with the Corporation as the surviving company. In connection with the Merger, Cal Jockey changed its name to "Patriot American Hospitality, Inc." and the Operating Company (formerly known as Bay Meadows Operating Company ("Bay Meadows")) changed its name to "Patriot American Hospitality Operating Company." Each share of REIT Common Stock is "paired" and trades as a unit with one share of Operating Company Common Stock. Unless the context otherwise requires, historical information contained herein with respect to the Corporation refers to the operations of Patriot prior to the Merger.

  As a result of the Merger, the Corporation became one of two hotel REITs with the paired share ownership structure. This paired share ownership structure permits the Corporation to lease certain of its existing hotels, as well as newly-acquired hotels, to the Operating Company, thereby retaining for the Companies' stockholders the economic benefits of both the lease payments received by the Corporation and the operating profits realized by the Operating Company, while maintaining the tax benefits of the Corporation's status as a REIT under the Code. The paired share ownership structure also facilitates the Companies' acquisition and development of hotel management and franchise businesses, operations which the Corporation would have difficulty pursuing within a traditional REIT structure.

THE CORPORATION

  The Corporation is a self-administered REIT which owns interests in a portfolio of hotels. The Corporation's hotels are diversified by franchise or brand affiliation and serve primarily major U.S. business centers. In addition to hotels catering primarily to business travelers, the Corporation's portfolio includes world-class resort hotels and prominent hotels in major tourist destinations. Certain of the hotels are operated under franchise or brand affiliations with nationally recognized hotel companies. Pursuant to its alliance with Doubletree Hotels Corporation, the Corporation owns eleven of its hotels through joint venture arrangements under which the Corporation holds a 90% ownership interest with regard to five of such hotels and an 85% ownership interest with regard to six of such hotels. Pursuant to its alliance with the Snavely Group, the Corporation owns four of its hotels through joint venture arrangements under which the Corporation holds a 90% ownership interest.

  Through its wholly-owned subsidiaries, PAH LP, Inc. and PAH GP, Inc., the Corporation holds an approximate 82.6% limited partnership interest and the sole 1% general partner interest in the Realty Partnership. The Realty Partnership owns, directly or through subsidiaries, the Corporation's interests in each of its hotels. Subject to certain limitations contained in the agreement of limited partnership of the Realty Partnership, partners in the Realty Partnership (other than PAH LP, Inc.) may redeem their units of limited partnership interest ("Units") in the Realty Partnership, along with an equivalent number of Units in the Operating Partnership, for cash. At their election, the Companies may acquire Units offered for redemption for shares of Paired Common Stock on a one-for-one basis. In the future, the Companies may issue additional Units in connection with acquisitions.

  Since 1983, shares of REIT Common Stock have been paired and traded together with the shares of Operating Company Common Stock as a single unit pursuant to the terms of a pairing agreement, dated as of February 17, 1983, as amended (the "Pairing Agreement").

THE OPERATING COMPANY

  The Operating Company currently leases from the Corporation 42 hotels, 24 of which were purchased by the Corporation subsequent to the Merger. The Operating Company anticipates acquiring the leases for an additional two of the Corporation's existing hotels in the near future. Additionally, the Corporation expects that a significant portion of its future acquisitions will be leased to the Operating Company. In 1997, the Operating

Company acquired the management operations of the Grand Heritage hotels and Carefree resorts. In addition, the Operating Company provides management services to the Grand Heritage and Carefree hotels and resorts that it leases from the Corporation. In addition to leasing and managing hotels, the Operating Company is also engaged in the business of conducting and offering pari-mutuel wagering on thoroughbred horse racing at the Racecourse.

  The Operating Company holds an approximate 81.1% limited partnership interest and the sole 1% general partner interest in Patriot American Hospitality Operating Partnership, L.P. (the "Operating Partnership"). The Operating Partnership owns, directly or through subsidiaries, the Operating Company's assets. Subject to certain limitations contained in the agreement of limited partnership of the Operating Partnership, partners in the Operating Partnership may redeem their Units in the Operating Partnership, along with an equivalent number of Units in the Realty Partnership, for cash. At their election, the Companies may acquire Units offered for redemption for shares of Paired Common Stock on a one-for-one basis. In the future, the Companies may issue additional Units in connection with acquisitions.

  As described above, shares of the Operating Company Common Stock are paired and trade together with the shares of REIT Common Stock as a single unit pursuant to the Pairing Agreement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. Further, the following summary assumes that the Paired Common Stock (also referred to herein as "Paired Shares") is held as a capital asset and is not purchased as part of a straddle, hedging or integrated transaction. In addition, this section does not discuss foreign, state or local taxation.

  This discussion does not address the taxation of the Corporation or the impact on the Corporation of its election to be taxed as a REIT. Such matters are discussed in the accompanying Prospectus under "Federal Income Tax Considerations." Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Paired Common Stock.

SEPARATE TAXATION

  Notwithstanding that Paired Shares may only be transferred as a unit, holders of Paired Shares will be treated for U.S. federal income tax purposes as holding equal numbers of shares of Corporation Common Stock and of Operating Company Common Stock. The tax treatment of distributions to stockholders and of any gain or loss upon sale or other disposition of the Paired Shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of Corporation Common Stock and each share of Operating Company Common Stock contained within each Paired Share. The tax basis and holding period for each share of Corporation Common Stock and each share of Operating Company Common Stock also must be determined separately. See "--Tax Consequences of Redemption." Upon a taxable sale of a Paired Share, the amount realized should be allocated between the Corporation Common Stock and the Operating Company Common Stock based on their then relative values.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  As used herein, the term "U.S. Stockholder" means a holder of Paired Shares that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust and (v) is not an entity that has a special status under the Code (such as a tax-exempt organization or a dealer in securities).

  As long as the Corporation qualifies as a REIT, distributions made to the Corporation's taxable U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. For purposes of determining whether distributions on Corporation Common Stock are out of earnings and profits, earnings and profits will be allocated first to any outstanding preferred stock of the Corporation and then allocated to its Common Stock. Subject to the discussion below regarding changes to the capital gains tax rates, distributions that are designated as capital gain dividends will be taxed as capital gains (to the extent they do not exceed the Corporation's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his Corporation Common Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Corporation Common Stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's Corporation Common Stock, such distributions will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Corporation Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Corporation Common Stock has been held for one year or less) assuming shares are a capital asset in the hands of the stockholder. In addition, any distribution declared by the Corporation in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Corporation and received by the stockholder on December 31 of such year, provided that the distribution is actually paid by the Corporation during January of the following calendar year.

  Distributions from the Operating Company up to the amount of the Operating Company's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of the Operating Company) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of the Operating Company's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted basis of the holder's Operating Company Common Stock, but rather will reduce the adjusted basis of such Operating Company Common Stock. To the extent that such distributions exceed the adjusted basis of a holder's Operating Company Common Stock they will be included in income as long-term capital gain (or, in the case of individuals, trusts and estates, mid-term capital gain if the Operating Company Common Stock has been held for more than 12 months but not more than 18 months or in the case of all tax payers short-term capital gain if the Operating Company Common Stock has been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder.

  The Corporation may elect to retain and pay income tax on net long-term capital gains recognized during the taxable year. For taxable years beginning after December 31, 1997, if the Corporation so elects for a taxable year, its stockholders would include in income as capital gain their proportionate share of such portion of the Corporation's long-term capital gains as the Corporation may designate. A stockholder would be deemed to have paid its share of the tax paid by the Corporation, which would be credited or refunded to the stockholder. The stockholder's basis in its shares of Corporation Common Stock would be increased by the amount of undistributed capital gains (less the capital gains tax paid by the Corporation) included in the stockholder's capital gains.

  Taxable distributions from the Corporation or the Operating Company and gain or loss from the disposition of shares of Corporation Common Stock and Operating Company Common Stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from the Corporation or the Operating Company generally will be treated as investment income for purposes of the investment interest deduction limitations. Capital gain dividends, and capital gains (other than short-term capital gains) from the disposition of Paired Shares and actual or deemed distributions from either company treated as such, including capital gains (other than short-term capital gains) recognized an account of non-taxable distributions in excess of a stockholder's basis and any deemed capital gain dividends by a Corporation stockholder on account of any retained capital gains of the Corporation, will be treated as investment income for purposes of the investment interest deduction limitations only if and to the extent the stockholder so elects, in which case such capital gain dividends and gains will be taxed at ordinary income rates to the extent of the election. The Corporation and the Operating Company will notify stockholders after the close of their taxable years as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and (in the case of the Corporation) capital gain. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Corporation or of the Operating Company.

  The Taxpayer Relief Act of 1997 (the "Relief Act") alters the taxation of capital gain income. Under the Relief Act, individuals, trusts and estates that hold certain investments for more than 18 months may be taxed at a maximum long-term capital gain rate of 20% on the sale or exchange of those investments. Individuals, trusts and estates that hold certain assets for more than 12 months but not more than 18 months may be taxed at a maximum mid-term capital gain rate of 28% on the sale or exchange of those investments. The Relief Act also provides a maximum rate of 25% for "unrecaptured section 1250 gain" for individuals, trusts and estates, special rules for "qualified 5-year gain," as well as other changes to prior law. The Relief Act allows the Internal Revenue Service (the "IRS") to prescribe regulations on how the Relief Act's new capital gain rates will apply to sales of assets by, and sales of interests in, "pass-thru entities," which include REITs such as the Corporation. To date regulations have not yet been prescribed, and it remains unclear how the Relief Act's new rates will apply to capital gain dividends or undistributed capital gains from the Corporation will be taxed to individuals, trusts and estates at the new rates for mid-term capital gains and unrealized section 1250 recapture, rather than the long-term capital gain rates. Investors are urged to consult their own tax advisors with respect to the new rules contained in the Relief Act.

TAXATION OF STOCKHOLDERS ON THE DISPOSITION OF PAIRED SHARES

  In general, and assuming the taxpayer has the same holding period for the Corporation Common Stock and the Operating Company Common Stock, any gain or loss realized upon a taxable disposition of Paired Shares by a stockholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Paired Shares have been held for more than 12 months, (or, in the case of individuals, trusts and estates, mid-term capital gain or loss if the Paired Shares have been held for more than 12 months but not more than 18 months, and long-term capital gain or loss if the Paired Shares have been held for more than 18 months) and otherwise as short-term capital gain or loss. In addition, any loss upon a sale or exchange of Corporation Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Corporation or undistributed capital gains required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of Paired Shares may be disallowed if other Paired Shares are purchased within 30 days before or after the disposition.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

  The Corporation and the Operating Company will each report to their U.S. Stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Corporation and the Operating Company with his, her or its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Corporation may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Corporation.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

  Tax-exempt entitles, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. They are, however, subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Corporation to Exempt Organizations generally should not constitute UBTI, nor should dividends paid by the Operating Company generally constitute UBTI. However, if an Exempt Organization finances its acquisition of Paired Shares with debt, a portion of its income from the Corporation and the Operating Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, or Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Corporation and the Operating Company as UBTI.

                             PLAN OF DISTRIBUTION

  All shares of Paired Common Stock issued in connection with this Offering will be sold directly by the Companies to the Investor at $27.65 per share.

                                USE OF PROCEEDS

  The net cash proceeds to the Companies from the sale of the Paired Common Stock offered hereby, after deduction of estimated expenses of the Offering, are estimated to be approximately $27.65 million and will be used for general working capital purposes, including, without limitation, the repurchase of units of limited partnership interest in the Realty Partnership and the Operating Partnership.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for the Companies by Goodwin, Procter & Hoar llp, Boston, Massachusetts, a limited liability partnership including professional corporations, as corporate, securities and tax counsel to the Companies. Gilbert G. Menna, an officer of PAH GP, Inc. a wholly-owned subsidiary of the Corporation, is the sole shareholder of Gilbert G. Menna, P.C., which is a partner in Goodwin, Procter & Hoar llp. Joseph L. Johnson III, Esq., an officer of PAH GP, Inc., is a partner in Goodwin, Procter & Hoar llp. Kathryn I. Murtagh, an officer of the Corporation, the Operating Company and PAH GP, Inc., is a partner in Goodwin, Procter & Hoar llp.

                                 $475,000,000

                      PATRIOT AMERICAN HOSPITALITY, INC.

                                 COMMON STOCK
                                PREFERRED STOCK

                                  $25,000,000

                PATRIOT AMERICAN HOSPITALITY OPERATING COMPANY

                                 COMMON STOCK
                                PREFERRED STOCK

  Patriot American Hospitality, Inc. (the "REIT" or the "Corporation") and Patriot American Hospitality Operating Company (the "Operating Company", and, together with the REIT, the "Companies"), may offer from time to time (i) shares of common stock, $.01 par value, of the REIT ("REIT Common Stock") and shares of common stock, $.01 par value, of the Operating Company ("Operating Company Common Stock") which are "paired" and trade as units consisting of one share of REIT Common Stock and one share of Operating Company Common Stock (the "Paired Common Stock"); and (ii) one or more series of shares of preferred stock, $.01 par value, of the REIT ("REIT Preferred Stock") and shares of preferred stock, $.01 par value, of the Operating Company ("Operating Company Preferred Stock," and collectively with REIT Preferred Stock, the "Preferred Stock") which may be, but are not required to be "paired." The Preferred Stock and the Paired Common Stock (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms, all to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). Of the $500,000,000 aggregate public offering price of Securities, up to $475,000,000 will be offered by the REIT and up to $25,000,000 will be offered by the Operating Company.

  The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designations and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and (ii) in the case of Paired Common Stock, any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the REIT's Certificate of Incorporation as then in effect and/or the Operating Company's Certificate of Incorporation as then in effect, as the case may be, or otherwise appropriate to preserve the status of the REIT as a real estate investment trust for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

  The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

  The Securities may be offered by the Companies directly to one or more purchasers, through agents designated from time to time by the Companies or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION  NOR HAS  THE COMMISSION PASSED  UPON THE  ACCURACY OR
   ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ----------------

                 THE DATE OF THIS PROSPECTUS IS JULY 18, 1997

                             AVAILABLE INFORMATION

  The Companies have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected and copies obtained from the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Companies file information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Companies) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

  The Companies are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy and information statements and other information concerning the Companies can be inspected at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents are incorporated herein by reference:

CORPORATION AND OPERATING COMPANY

  1. Current Reports on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated July 1, 1997 (Nos. 001-09319 and 001-09320 filed July 15, 1997), July 15, 1997 (Nos. 001-09319 and
001-09320 filed July 21, 1997), July 22, 1997 (Nos. 001-09319 and 001-09320
filed July 22, 1997), September 17, 1997 (Nos. 001-09319, 001-09320 filed
September 17, 1997), September 30, 1997, as amended (Nos. 001-09319, 001-
09320, filed October 14, 1997 and October 28, 1997) and September 30, 1997, (Nos. 001-09319 and 001-09320 filed November 12, 1997);

  2. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended June 30, 1997, and

  3. The description of the paired shares of REIT Common Stock and Operating Company Common Stock contained or incorporated by reference in the REIT's and the Operating Company's Registration Statement on Form 8-A (Nos. 001-09319, 001-09320), including any amendments thereto.

CALIFORNIA JOCKEY CLUB AND BAY MEADOWS OPERATING COMPANY

  1. Annual Report on Form 10-K of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal year ended December 31, 1996;

  2. Current Reports on Form 8-K of California Jockey Club and Bay Meadows Operating Company dated (i) February 24, 1997 (Nos. 001-09319, 001-09320 filed March 3, 1997) and (ii) May 28, 1997 (Nos. 001-09319, 001-09320 filed June 5,
1997);

  3. Quarterly Report on Form 10-Q of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997; and

  4. Quarterly Report on Form 10-Q/A of California Jockey Club and Bay Meadows Operating Company (Nos. 001-09319, 001-09320) for the fiscal quarter ended March 31, 1997 (filed May 16, 1997).

PATRIOT AMERICAN HOSPITALITY, INC. (PATRIOT)

  1. Annual Report on Form 10-K of Patriot American Hospitality, Inc., (No. 001-13898) for the fiscal year ended December 31, 1996;

  2. Current Reports on Form 8-K of Patriot American Hospitality, Inc., dated:
(i) April 2, 1996, as amended (No. 001-13898 filed April 17, 1996 and June 14,
1996) reporting the acquisition of certain assets, (ii) December 5, 1996 (No. 001-13898 filed December 5, 1996) reporting the acquisition of certain assets,
(iii) January 16, 1997, as amended (No. 001-13898 filed January 31, 1997, February 21, 1997, April 8, 1997, April 9, 1997 and May 19, 1997), reporting the consummation of the acquisition of Carefree Resorts Corporation and Resorts Limited Partnership and certain other assets, (iv) February 24, 1997 (No. 001-13898 filed March 3, 1997) reporting the execution of a merger agreement between Patriot and California Jockey Club and (v) April 14, 1997, as amended (No. 001-13898 filed April 17, 1997 and April 18, 1997), reporting the execution of a merger agreement between Patriot and Wyndham Hotel Corporation and the related stock purchase agreement and the execution of agreements with partnerships affiliated with members of the Trammell Crow family providing for the acquisition by the REIT of 11 full- service Wynham-branded hotels; and

  3. Quarterly Report on Form 10-Q of Patriot American Hospitality, Inc. (No. 001-13898) as of and for the fiscal quarter ended March 31, 1997.

  All other documents filed with the Commission by the REIT or the Operating Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO 3030 LBJ FREEWAY, SUITE 1500, DALLAS, TX 75234, ATTENTION:
SHAREHOLDER RELATIONS (TELEPHONE NO. 972-888-8000).

                                 THE COMPANIES

RECENT DEVELOPMENTS

  On July 1, 1997, the REIT (formerly known as California Jockey Club, "Cal Jockey") merged (the "Merger") with Patriot American Hospitality, Inc., a Virginia corporation ("Patriot"), with the REIT being the surviving corporation. Upon completion of the Merger, the REIT and the Operating Company (formerly known as Bay Meadows Operating Company, "Bay Meadows") were the surviving entities, each with a limited partnership subsidiary which holds substantially all of its assets and conducts substantially all of its operations. Following the Merger, the surviving entities have continued the operations of Patriot, the REIT and the Operating Company.

THE REIT

  The REIT is a self-administered real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). The REIT owns interests in a portfolio of hotels which are diversified by franchise or brand affiliation, and serve primarily major U.S. business centers. In addition to hotels catering primarily to business travelers, the REIT's portfolio also includes world-class resort hotels and prominent hotels in major tourist destinations. The REIT also leases approximately 174 acres of land in San Mateo, California on which the Bay Meadows Racecourse (the "Racecourse") is situated.

  The REIT conducts substantially all of its operations through Patriot American Hospitality Partnership, L.P., a Virginia partnership (the "Realty Partnership"), which owns, directly and through its subsidiaries, the REIT's interests in each of its hotels. Through its wholly-owned subsidiaries, PAH GP, Inc. and PAH, LP, Inc., the REIT owns the sole general partnership interest and its limited partnership interest in the Realty Partnership.

  Since 1983, the shares of REIT Common Stock have been paired and have traded together with the shares of Operating Company Common Stock as a single unit pursuant to a stock pairing agreement. The terms of the pairing agreement are set forth in the Pairing Agreement dated as of February 17, 1983 and amended from time to time thereafter, by and between the REIT and the Operating Company.

  The REIT's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is
(972) 888-8000.

THE OPERATING COMPANY

  The Corporation currently leases 42 hotels to the Operating Company.

  The Operating Company is also engaged in the business of conducting and offering pari-mutuel wagering (meaning that individuals wager against each other and not against the operator of the facility) on thoroughbred horse racing at the Racecourse. In addition to live horse racing at the Racecourse, the Operating Company simulcasts its horse races to as many as 31 sites in California and as many as 450 sites in the remainder of the world. Additionally, the Operating Company acts as an off-track wagering facility, allowing patrons to wager on horse races at other tracks, even when live horse racing is not being conducted at the Racecourse, by accepting simulcasts of horse races conducted throughout the United States, Canada, Mexico, Australia and Hong Kong. The Operating Company generates revenues from commissions on pari-mutuel wagering, admissions, parking, program sales and the food and beverage concessions at the Racecourse. As described above, shares of Operating Company Common Stock are paired and trade together with the shares of REIT Common Stock as a single unit on the NYSE pursuant to the Pairing Agreement.

  The Operating Company's principal executive offices are located at 3030 LBJ Freeway, Suite 1500, Dallas, Texas 75234 and its telephone number at that location is (972) 888-8000.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the Companies intend to apply the net proceeds from the sale of Securities to general corporate and working capital purposes, including, without limitation, repayment of indebtedness, investment in new properties and maintenance of currently owned properties.

                      RATIOS OF EARNINGS TO FIXED CHARGES

CAL JOCKEY AND BAY MEADOWS

  The following table sets forth the historical consolidated ratios of earnings to fixed charges for California Jockey Club and Bay Meadows Operating Company for the periods shown:

                                                     YEAR ENDED DECEMBER 31,
                              THREE MONTHS ENDED --------------------------------
                                MARCH 31, 1997   1996   1995   1994  1993   1992
                              ------------------ ----  ------ ------ ----- ------
Ratio........................       76.84x        (a)  84.20x 55.09x 8.49x 20.52x

--------
(a) Earnings were insufficient to cover fixed charges by $501,000.

PATRIOT

  The following table sets forth the historical consolidated ratios of earnings to fixed charges for Patriot for the periods shown:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                  SIX MONTHS ENDED -------------
                                                   JUNE 30, 1997   1996  1995(A)
                                                  ---------------- ----- -------
Ratio............................................      2.55x       7.00x 80.37x

--------
(a) Patriot commenced operations on October 2, 1995.

  The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs. To date, the Companies have not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF CAPITAL STOCK

  The Amended and Restated Certificate of Incorporation of the REIT (the "REIT Charter"), authorizes the REIT to issue up to 1.5 billion shares of capital stock, consisting of (i) 650 million shares of REIT Common Stock, (ii) 100 million shares of REIT Preferred Stock, and (iii) 750 million shares of excess stock, $.01 par value (the "Excess Stock"). The REIT Charter grants the REIT Board of Directors the power to create and authorize the issuance of REIT Preferred Stock in one or more series, having such voting rights, such rights to dividends and distributions and rights in liquidation, such conversion, exchange and redemption rights and such designations, preferences and participations and such other limitations and restrictions as are not prohibited by the REIT Charter or applicable law as are specified by the REIT Board of Directors in its discretion. As of November 12, 1997, the REIT Board of Directors had not created or authorized any class or series of REIT Preferred Stock and no shares of Excess Stock were outstanding.

  The Amended and Restated Certificate of Incorporation of the Operating Company (the "Operating Company Charter") currently authorizes the Operating Company to issue up to 1.5 billion shares of capital stock, consisting of (i) 650 million shares of Operating Company Common Stock, (ii) 100 million shares of Operating Company Preferred Stock, and (iii) 750 million shares of Excess Stock. The Operating Company Charter grants the Operating Company Board of Directors the power to create and authorize the issuance of Operating Company Preferred Stock in one or more series, having such voting rights, such rights to dividends and distributions and rights in liquidation, such conversion, exchange and redemption rights and such designations, preferences and participations and such other limitations and restrictions as are not prohibited by the Operating Company Charter or applicable law as are specified by the Operating Company Board of Directors in its discretion. As of November 12, 1997, the Operating Company Board of Directors had not created or authorized any class or series of Operating Company Preferred Stock and no shares of Excess Stock were outstanding.

  Under the Pairing Agreement, shares of Paired Common Stock and shares of Preferred Stock of either the REIT or the Operating Company that are convertible into shares of Paired Common Stock shall not be transferrable or transferred on the books of the REIT or the Operating Company unless a simultaneous transfer is made by the same transferor to the same transferee of an equal number of shares of that same class or series of common stock or Preferred Stock of the other company. Neither the REIT nor the Operating Company may issue shares of REIT Common Stock and Operating Company Common Stock, as the case may be, or shares of Preferred Stock that are convertible into shares of Paired Common Stock unless provision has been made for the simultaneous issuance or transfer to the same person of the same number of shares of that same class or series of common stock or Preferred Stock of the other company and for the pairing of such shares. Each certificate issued for paired shares of REIT Common Stock and Operating Company Common Stock must be issued "back-to-back" with a certificate evidencing the same number of shares of the other company. Each certificate must bear a conspicuous legend on its face referring to the restrictions on ownership and transfer under the Bylaws of each Company.

  In addition, neither the REIT nor the Operating Company may declare a stock dividend, issue any rights or warrants or otherwise reclassify shares unless the other company simultaneously takes the same or equivalent action.

                        DESCRIPTION OF PREFERRED STOCK

  The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the REIT Charter and the Operating Company Charter (collectively the "Charters") and any applicable amendment to the REIT Charter or the Operating Company Charter designating terms of a series of Preferred Stock (a "Designating Amendment").

  With the exception of Preferred Stock that is convertible into Paired Common Stock, the REIT may authorize and issue REIT Preferred Stock without the issuance by the Operating Company of corresponding shares, and the Operating Company may authorize and issue Operating Company Preferred Stock without the issuance by the REIT of corresponding shares. Furthermore, the Pairing Agreement does not limit the power of the Board of Directors of each of the REIT and the Operating Company to independently determine the rights, preferences and restrictions of such shares.

  Subject to the limitations prescribed by the REIT Charter and the Operating Company Charter, respectively, the Board of Directors of each of the REIT and the Operating Company is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Because the Board of Directors of each of the REIT and the Operating Company has the power to establish the preferences and rights of each class or series of Preferred Stock, the Board of Directors of each of the REIT and the Operating Company may afford the holders of any series or class of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Paired Common Stock.

TERMS

  Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

     (1) The title and stated value of such Preferred Stock and whether such Preferred Stock is paired;

     (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

     (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

     (6) The provision for a sinking fund, if any, for such Preferred Stock;

     (7) The provision for redemption, if applicable, of such Preferred
  Stock;

     (8) Any listing of such Preferred Stock on any securities exchange;

     (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Paired Common Stock, including the conversion price or rate (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the REIT or the Operating Company, respectively;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the REIT or the Operating Company, respectively; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the REIT as a real estate investment trust.

RANK

  Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the REIT or the Operating Company, as the case may be, rank
(i) senior to all classes or series of Paired Common Stock, and to all equity securities ranking junior to such Preferred Stock, (ii) on a parity with all equity securities issued by the REIT or the Operating Company, respectively, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock and (iii) junior to all equity securities issued by the REIT or the Operating Company, respectively, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

  Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the REIT or the Board of Directors of the Operating Company, as the case may be, out of the respective assets of the REIT or the Operating Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the REIT or the Operating Company, as the case may be, on such record dates as shall be fixed by the Board of Directors of the REIT or the Board of Directors of the Operating Company, as the case may be.

  Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the REIT or the Board of Directors of the Operating Company, as the case may be, fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the REIT or the Operating Company, as the case may be, will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

  If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the REIT or the Operating Company, as the case may be, of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall, in all cases, bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

  Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than of shares of Paired Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Paired Common Stock, or any other capital stock of the REIT or the Operating Company, as the case may be, ranking junior to or on a parity with the Preferred Stock of such series as to dividends and upon liquidation, nor shall any shares of Paired Common Stock, or any other shares of capital stock of the REIT or the Operating Company, as the case may be, ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the REIT or the Operating Company, as the case may be, (except by conversion into or exchange for other capital stock of the REIT or the Operating Company, as the case may be, ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

  Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to shares of such series which remain payable.

REDEMPTION

  If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the REIT or the Operating Company, as the case may be, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

  The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the REIT or the Operating Company, as the case may be, in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the REIT or the Operating Company, as the case may be, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the REIT or the Operating Company, as the case may be, pursuant to conversion provisions specified in the applicable Prospectus Supplement.

  Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the status of the REIT as a real estate investment trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, the REIT or the Operating Company, as the case may be, shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the REIT or the Operating Company, as the case may be, ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the status of the REIT as a real estate investment trust or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

  If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the REIT or the Operating Company, as the case may be, and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the REIT or the Operating Company, as the case may be.

  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the REIT or the Operating Company, as the case may be. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the REIT or the Operating Company, as the case may be, in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the REIT or the Operating Company, as the case may be, then, before any distribution or payment shall be made to the holders of any Paired Common Stock or any other class or series of capital stock of the REIT or the Operating Company, as the case may be, ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the REIT or the Operating Company, as the case may be, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the REIT or the Operating Company, as the case may be, legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the REIT or the Operating Company, as the case may be. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the REIT or the Operating Company, as the case may be, are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the REIT or the Operating Company, as the case may be, ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the REIT or the Operating Company, as the case may be, shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the REIT or the Operating Company, as the case may be, with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the REIT or the Operating Company, as the case may be, shall not be deemed to constitute a liquidation, dissolution or winding up of the REIT or the Operating Company, as the case may be.

VOTING RIGHTS

  Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

  Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the REIT or the Operating Company, as the case may be, will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking junior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock of the REIT or the Operating Company, as the case may be, into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) amend, alter or repeal the provisions of the REIT Charter or the Operating Company Charter or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (any such occurrence, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the REIT or the Operating Company, as the case may be, may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (A) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

  The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Paired Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Paired Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the REIT or the Operating Company, as the case may be, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

  For the REIT to qualify as a real estate investment trust under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the REIT in meeting this requirement, the REIT may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the REIT's outstanding equity securities, including any Preferred Stock of the REIT. Therefore, the Designating Amendment for each series of Preferred Stock of the REIT may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitations relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                      DESCRIPTION OF PAIRED COMMON STOCK

  The following description of the Paired Common Stock sets forth certain general terms and provisions of the Paired Common Stock to which any Prospectus Supplement may relate. The statements below describing the Paired Common Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the REIT Charter and the Operating Company Charter and the REIT Bylaws and the Operating Company Bylaws.

GENERAL

  The Paired Common Stock is currently listed on the NYSE under the symbol "PAH." As of November 12, 1997, there were 68,006,621 shares of Paired Common Stock outstanding. The Paired Common Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

TERMS

  Subject to the preferential rights of any other class or series of stock, holders of shares of Paired Common Stock will be entitled to receive dividends and other distributions in cash, stock or property of the REIT or the Operating Company, as the case may be, as and when authorized and declared by the respective Board of Directors of each company out of assets legally available therefor and to share ratably in the assets of the respective company legally available for distribution to its respective stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the REIT or the Operating Company, as the case may be.

  Each outstanding share of Paired Common Stock entitles its holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Paired Common Stock will possess the exclusive voting power.

  Holders of Paired Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the REIT or the Operating Company.

  Each of the REIT and the Operating Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

  All shares of Paired Common Stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

  Pursuant to the Delaware General Corporation Law (the "DGCL"), a merger or consolidation involving either of the REIT or the Operating Company requires the approval of a majority of the outstanding shares of the constituent corporation to the transaction entitled to vote on such a matter.

RESTRICTIONS ON OWNERSHIP

  For the REIT to qualify as a real estate investment trust under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the REIT in meeting this requirement, the REIT and the Operating Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the REIT's or the Operating Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

  The transfer agent and registrar for the Paired Common Stock is American Stock Transfer & Trust Company of New York, New York.

                  RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

  For the REIT to qualify as a real estate investment trust under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year).

  The Charters provide that no person or entity may Beneficially Own or Constructively Own (as those terms are defined in the Charters) in excess of 9.8% of the outstanding shares of any class or series of the common stock or Preferred Stock (collectively, the "Equity Stock") of the REIT or the Operating Company (the "Ownership Limit"), unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters. Any transfer of Equity Stock of the REIT or the Operating Company that would (i) result in any person or entity owning, directly or indirectly, shares of Equity Stock of the REIT or the Operating Company in excess of the Ownership Limit, unless the Ownership Limit is waived by the Board of Directors of the relevant corporation in accordance with the Charters, (ii) result in the capital stock of the REIT being beneficially owned (within the meaning of Section 856(a)(5) of the Code) by fewer than 100 persons within the meaning of Section 856(a)(5) of the Code, (iii) result in the REIT being "closely held" within the meaning of Section 856(h) of the Code or (iv) cause the REIT to own, actually or constructively, 10% or more of the ownership interests in a tenant of the real property of the REIT or a subsidiary of the REIT within the meaning of section 856(d)(2)(B) of the Code, shall be void ab initio, and the intended transferee will acquire no right or interest in such shares of Equity Stock.

  Upon the violation of any of the foregoing transfer restrictions contained in the Charters, that number of shares which violate any of such transfer restrictions shall automatically be converted into an equal number of shares of Excess Stock of the REIT or the Operating Company, as the case may be, and transferred to a trust (a "Trust"). Such shares of Excess Stock held in trust shall remain outstanding shares of stock of the REIT and the Operating Company and shall be held by the trustee of the Trust (the "Trustee") for the benefit of a charitable beneficiary (a "Beneficiary"). In the case of Equity Stock that is paired, upon the conversion of a share of Equity Stock into a share of Excess Stock, the corresponding paired share of that same class or series of Equity Stock of the other company shall simultaneously be converted into a share of Excess Stock; such shares of Excess Stock shall be paired and shall be simultaneously transferred to a Trust. Upon the occurrence of such a conversion of shares of any class or series of Equity Stock into an equal number of shares of Excess Stock, such shares of Equity Stock shall be automatically retired and canceled, without any action required by the Board of Directors of either of the REIT or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of Equity Stock from which such Excess Stock was converted and may be reissued as that particular class or series of Equity Stock. The Trustee and the Beneficiary shall be designated pursuant to the terms of the Pairing Agreement. Each share of Excess Stock shall entitle the holder to the number of votes the holder would have if such share of Excess Stock was a share of Equity Stock of the same class or series from which such Excess Stock was converted, on all matters submitted to a vote at any meeting of stockholders. The Trustee, as record holder of the Excess Stock, shall be entitled to vote all shares of Excess Stock. Each share of Excess Stock shall be entitled to the same dividends and distributions (as to timing and amount) as may be declared by the Board of Directors of the REIT or the Operating Company, as the case may be, as shares of the class or series of Equity Stock from which such Excess Stock was converted. The Trustee of the Trust, as record holder of the shares of the Excess Stock, shall be entitled to receive all dividends and distributions and shall hold such dividends and distributions in trust for the benefit of the Beneficiary of the Trust.

  Pursuant to the Charters, the Trustee shall have the exclusive and absolute right to designate a permitted transferee (a "Permitted Transferee") of any and all shares of Excess Stock if the REIT or the Operating Company or both, in the case of paired shares, fail to exercise its or their option with respect to such shares as described below; provided, however, that (i) the Permitted Transferee so designated purchases for consideration

(whether in a public or private sale) the shares of Excess Stock and (ii) the Permitted Transferee so designated may acquire such shares of Excess Stock without violating any of the aforementioned transfer restrictions and without such acquisition resulting in the exchange of such shares of Equity Stock so acquired for shares of Excess Stock and the transfer of such shares of Excess Stock to a Trust. Upon the designation by the Trustee of a Permitted Transferee, the Trustee shall cause to be transferred to the Permitted Transferee that number of shares of Excess Stock of the REIT or the Operating Company, as the case may be, acquired by the Permitted Transferee. Upon such transfer of the shares of Excess Stock to the Permitted Transferee, such shares of Excess Stock shall be automatically converted into an equal number of shares of Equity Stock of the same class and series from which such Excess Stock was converted. In the case of Equity Stock that is paired, upon the conversion of a share of Excess Stock into a share of Equity Stock of the same class or series from which such Excess Stock was converted, the corresponding paired share of Excess Stock of the other company shall simultaneously be converted into a share of Equity Stock of the same class or series from which such Excess Stock was converted and such shares of Equity Stock shall be paired. Upon the occurrence of such a conversion of shares of Excess Stock into an equal number of shares of Equity Stock, such shares of Excess Stock shall be automatically retired and canceled, without any action required by the Board of Directors of the REIT or the Operating Company, and shall thereupon be restored to the status of authorized but unissued shares of Excess Stock and may be reissued as such. The Trustee shall (i) cause to be recorded on the stock transfer books of the REIT or the Operating Company or both, in the case of paired shares, that the Permitted Transferee is the holder of record of such number of shares of Equity Stock and (ii) distribute to the Beneficiary any and all amounts held with respect to the shares of Excess Stock after making payment to the record holders of the shares of Equity Stock that were converted into Excess Stock (each, a "Prohibited Owner"). If the transfer of shares of Excess Stock to a purported Permitted Transferee shall violate any of the aforementioned transfer restrictions including, without limitation, the Ownership Limit, such transfer shall be void ab initio as to that number of shares of Excess Stock that cause the violation of any such restriction when such shares are converted into shares of Equity Stock and the purported Permitted Transferee shall be deemed to be a Prohibited Owner and shall acquire no rights in such shares of Excess Stock. Such shares of Equity Stock shall be automatically re-converted into Excess Stock and transferred to the Trust from which they were originally sold.

  A Prohibited Owner shall be entitled to receive from the Trustee following the sale or other disposition of such shares of Excess Stock the lesser of (i)
(a) in the case of a purported transfer in which the Prohibited Owner gave value for shares of Equity Stock and which transfer resulted in the conversion of such shares into shares of Excess Stock, the price per share, if any, such Prohibited Owner paid for the shares of Equity Stock and (b) in the case of a non-transfer event or transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which non-transfer event or transfer, as the case may be, resulted in the conversion of such shares into shares of Excess Stock, the price per share equal to the Market Price (as determined in the manner set forth in the Charters) on the date of such non-transfer event or transfer and (ii) the price per share received by the Trustee from the sale or other disposition of such shares of Excess Stock. Any amounts received by the Trustee in respect of such shares of Excess Stock and in excess of such amounts to be paid the Prohibited Owner shall be distributed to the Beneficiary.

  In addition, shares of Excess Stock shall be deemed to have been offered for sale by a Trust to the REIT or the Operating Company or both, in the case of paired shares, or a designee of such company or companies, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares of Excess Stock (or, in the case of devise, gift or non-transfer event, the Market Price at the time of such devise, gift or non-transfer event) or (ii) the Market Price on the date either company or both companies, in the case of paired shares, accept such offer. Either company or both companies, in the case of paired shares, shall have the right to accept such offer for a period of 90 days following the later of (a) the date of the non-transfer event or purported transfer which results in such shares of Excess Stock or (b) the date on which either company or both companies, in the case of paired shares, determine in good faith that a transfer or non-transfer event resulting in shares of Excess Stock has previously occurred, if either company or both companies, in the case of paired shares, do not receive a notice of such transfer or non-transfer event. In the case of shares of Excess Stock that are paired, neither the REIT nor the Operating Company shall accept such an offer with respect to its shares of Excess Stock without the agreement of the other company to accept such offer with respect to the corresponding paired shares of its Excess Stock.

  Any person or entity that acquires or attempts to acquire shares of Equity Stock in violation of the aforementioned transfer restrictions, or any person or entity that owned shares of Equity Stock that were transferred to a Trust, shall immediately give written notice to the REIT or the Operating Company or both, in the case of paired shares, of such event and shall provide such other information as the appropriate company or both companies, as the case may be, may request to determine the effect, if any, of such violation, on the REIT's status as a real estate investment trust.

  Each person or entity that is an owner, actually or constructively, of shares of Equity Stock and each person or entity that (including the stockholder of record) is holding shares of Equity Stock for such an owner shall provide to the REIT or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating such information as the appropriate company or both companies, as the case may be, may request to determine the REIT's status as a real estate investment trust and to ensure compliance with the Ownership Limit. In addition, every person or entity that owns of record, actually or constructively, more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of any class or series of Equity Stock of the REIT or the Operating Company shall, within 30 days after January 1 of each year, provide to the REIT or the Operating Company or both, in the case of paired shares, a written statement or affidavit stating the name and address of such owner, the number of shares of Equity Stock owned, actually or constructively, and a description of how such shares are held.

  All certificates representing shares of Equity Stock shall bear a legend referring to the aforementioned transfer restrictions. The transfer restrictions will continue to apply until the Board of Directors of the REIT determines that it is no longer in the best interests of the REIT to attempt to qualify, or to continue to qualify, as a real estate investment trust.

  The restrictions on transfer contained in the Charters could have the effect of delaying, deferring or preventing the acquisition of control of the REIT and the Operating Company, including certain acquisitions that stockholders might deem to be in their best interest.

                       FEDERAL INCOME TAX CONSIDERATIONS

  The Corporation believes that each of it and Patriot has operated, prior to the Merger, and the Corporation intends to continue to operate following the Merger, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that such companies have and will at all times so qualify.

  The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of the material federal income tax considerations of an investment in the Corporation's and the Operating Company's Securities to the extent those considerations relate to the federal income taxation of the Corporation and the Operating Company. To the extent such considerations relate to the tax treatment of particular Securities, they will be addressed in the applicable Prospectus Supplement. Goodwin, Procter & Hoar LLP has reviewed this summary and is of the opinion that, to the extent that it constitutes matters of law, summaries of legal matters, or legal conclusions, this summary is accurate in all material respects. For the particular provisions that govern the federal income tax treatment of the Corporation and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in this entirety by such reference.

  The statements in this discussion and the opinions of Goodwin, Procter and Hoar LLP are based on current provisions of the Code, Treasury Regulations, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "IRS"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect that accuracy of any statements in this Prospectus with respect to the transaction entered into or contemplated prior to the effective date of such changes.

  EACH INVESTOR IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF AN INVESTMENT IN THE COMPANIES' SECURITIES.

REIT QUALIFICATION OF THE CORPORATION

 General

  If certain detailed conditions imposed by the provisions of the Code are met, entities such as the Corporation and Patriot that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" on earnings (i.e., taxation at both the corporate and stockholder levels) that ordinarily results from the use of corporations.

  Prior to the consummation of the Merger, the Corporation and Patriot operated in a manner intended to allow each of them to qualify as a REIT. The Corporation intends to operate following the Merger in a manner so that the Corporation will continue to qualify as a REIT. If the Corporation failed to qualify as a REIT in any taxable year, the Corporation would be subject to federal income taxation as if it were a domestic corporation, and the Corporation's stockholders would be taxed in the same manner as stockholders of ordinary corporations. In this event, the Corporation could be subject to potentially significant tax liabilities, and the amount of cash available for distribution to stockholders would be reduced and possibly eliminated. Moreover, the liabilities of the Corporation following the Merger will include any unpaid taxes of Patriot, including taxes resulting if Patriot failed to qualify as REIT for periods prior to the Merger, which also could reduce or eliminate cash available for distribution to the Corporation's stockholders following the Merger. Unless entitled to relief under certain Code provisions, and subject to the discussion below regarding Section 269B(a)(3) of the Code, the Corporation also would be disqualified from re-electing REIT status for the four taxable years following the year during which qualification was lost.

  The Corporation's qualification and taxation as a REIT following the Merger will depend upon the Corporation's continuing ability to meet, through actual operating results, the income and asset requirements, distribution levels, diversity of stock ownership and other requirements for qualification as a REIT under the Code. Counsel will not review the Corporation's compliance with these tests on a continuing basis. Moreover, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and the determination of various factual matters and circumstances not entirely within the Corporation's control. The complexity of these provisions is greater in the case of a REIT that owns hotels and leases them to an operating company with which its stock is paired. Accordingly, no assurance can be given that the Corporation will satisfy such tests on a continuing basis. Moreover, the Corporation's ability to qualify as a REIT following the Merger also generally will depend on the qualification of the Corporation and of Patriot as REITs for periods prior to the Merger.

  Goodwin, Procter & Hoar LLP, special tax counsel to the Corporation, has rendered an opinion to the Corporation to the effect that commencing with the taxable year ending December 31, 1983, the Corporation has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Corporation's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the IRS or any court. Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Corporation and Patriot as to factual matters, including representations regarding the nature of the Corporation's properties, and the future conduct of the Corporation's business. The opinion also assumes that the Merger and related transactions contemplated by the Merger Agreement occurred as contemplated by such documents. Qualification and taxation as a REIT depends upon the Corporation's having met and continuing to meet, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP has not reviewed and will not review the Corporation's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Corporation's operations for any particular taxable year have satisfied or will satisfy such requirements.

 Paired Shares

  Section 269B(a)(3) of the Code provides that if the shares of a REIT and a non-REIT are paired, then the REIT and the non-REIT shall be treated as one entity for purposes of determining whether either company qualifies as a REIT. If Section 269B(a)(3) applied to the Corporation and the Operating Company, then the Corporation would not be eligible to be taxed as a REIT. Section 269B(a)(3) does not apply, however, if the shares of the REIT and the non-REIT were paired on June 30, 1983 and the REIT was taxable as a REIT on June 30, 1983. As a result of this "grandfathering" rule, Section 269B(a)(3) has not applied to the Corporation and the Operating Company. By its terms, this "grandfathering" rule will continue to apply to the Corporation after the Merger. There are, however, no judicial or administrative authorities interpreting this "grandfathering" rule in the context of a merger or otherwise, and this interpretation, as well as the opinion of Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT, is based solely on the literal language of the statute. Moreover, no assurance can be given that new legislation will not change these "grandfathering" provisions. In addition, if for any reason the Corporation failed to qualify as a REIT in 1983, the benefit of the "grandfathering" rule would not be available to the Corporation, in which case the Corporation would not qualify as a REIT for any taxable year.

 Potential Reallocation of Income

  Due to the paired share structure, the Corporation, the Operating Company, and their respective subsidiary entities will be controlled by the same interests. As a result, the IRS could, pursuant to Section 482 of the Code, seek to distribute, apportion or allocate gross income, deductions, credits or allowances between or among them if it determines that such distribution, apportionment or allocation is necessary in order to prevent evasion of taxes or to clearly reflect income. The Corporation and the Operating Company believe that all material transactions between them have been negotiated and structured with the intention of achieving an arm's-length result. The Corporation believes that all material transactions between the Corporation and the Operating Company, and among them and/or their subsidiary entities, will be negotiated and structured with the intention of achieving an arm's-length result. If true, the potential application of Section 482 of the Code should not have a material effect on the Corporation or the Operating Company. There can be no assurance, however, that the IRS will not challenge the terms of such transactions, or that such challenge would not be successful.

 Sale of Land by the Corporation

  The agreements governing the Corporation's sales of a stable area (the "Stable Area") and a 5/8 mile training track oval (the "Training Track Area") at the Racecourse and the agreement governing the sale of certain other land to an affiliate of PaineWebber Incorporated (the "PaineWebber Land Sale") provide that the purchasers will cooperate with the Corporation in structuring the transactions as tax-deferred like-kind exchanges. There can be no assurances that the transactions will qualify as tax-deferred like-kind exchanges or that suitable properties for exchange will be located and the exchanges completed within the relatively short time periods allowed by applicable IRS regulations. If the sales cannot be qualified as tax-deferred like-kind exchanges, but the gain qualifies for capital gains treatment, the Corporation can elect to distribute the gain to its stockholders, who would be taxed at applicable capital gains rates. If the proceeds are not distributed, the gain will be taxed to the Corporation at applicable capital gains rates. To the extent that the gain does not qualify for capital gains treatment, the gain will be combined with the Corporation's other taxable income, 95% of which must be distributed each year in order to maintain the Corporation's status as a REIT. There can be no assurance, however, that the Corporation will make any such distribution. Legislative proposals to restrict like-kind exchanges, if enacted with an effective date that included the PaineWebber Land Sale, could adversely affect the Corporation's ability to complete a like-kind exchange, although it is currently anticipated that the new rules would not apply to exchanges made pursuant to binding agreements in place at the time of enactment and thus would not apply to the PaineWebber Land Sale.

  Notwithstanding the foregoing, in the event that any of the property sold by the Corporation in the PaineWebber Land Sale constitutes "dealer property," then the sales thereof would not be eligible for tax-deferred like-kind exchange treatment, the gain would be subject to a 100% tax, and the amount of gain would constitute nonqualifying income that likely would disqualify the Corporation as a REIT; provided that the 100% tax would not apply and the amount of gain would not disqualify the Corporation as a REIT if the sales were eligible for a certain statutory safe harbor (but the gain would have to be distributed to maintain REIT qualification if the properties nonetheless constituted dealer property). Although the Corporation believes that the Stable Area and the Training Track Area do not constitute dealer property, and the Corporation believes that the PaineWebber Land Sale will not constitute a sale of dealer property, whether or not such sales constitute sales of dealer property are factual determinations not susceptible of legal opinion, and the companies are not receiving opinions from counsel on such determinations. Moreover, there can be no assurance that the sales will qualify for the statutory safe harbor referred to above. As a result, the opinion rendered by Goodwin, Procter & Hoar LLP regarding the Corporation's qualification as a REIT necessarily relies on representations from Patriot to the effect that none of the sales constitute sales of dealer property.

 Effects of Compliance with REIT Requirements

  Operating income derived from hotels or a racetrack does not constitute qualifying income under the REIT requirements. Accordingly, all of the Corporation's hotels, other than hotels held by taxable entities in which the Corporation does not hold voting control (currently the Crowne Plaza Ravinia Hotel and the Marriott WindWatch Hotel), have been leased to lessees, and the Corporation will continue to lease such hotels after the Merger. Similarly, the Corporation has subleased the land underlying the Racecourse and leased the related improvements to the Operating Company. Rent derived from such leases will be qualifying income under the REIT requirements, provided several requirements are satisfied. Among other requirements, a lease may not have the effect of giving the Corporation a share of the net income of the lessee, and the amount of personal property leased under the lease must not exceed a defined, low level. The Corporation also may not provide services, other than customary services, to the lessee or their subtenants. In addition, the leases must also qualify as "true" leases for federal income tax purposes (as opposed to service contracts, joint ventures or other types of arrangements). There are, however, no controlling Treasury Regulations, published rulings, or judicial decisions that discuss whether leases similar to these leases constitute "true" leases. Therefore, there can be no complete assurance that the IRS will not successfully assert a contrary position.

  Payments under a lease will not constitute qualifying income for purposes of the REIT requirements if the Corporation owns, directly or indirectly, 10% or more of the ownership interests in the relevant lessee. Constructive ownership rules apply, such that, for instance, the Corporation is deemed to own the assets of stockholders who own 10% or more in value of the stock of the Corporation. The Charters are therefore designed to prevent a stockholder of the Corporation from owning REIT stock or Operating Company stock that would cause the Corporation to own, actually or constructively, 10% or more of the ownership interests in a lessee (including the Operating Company and Patriot American Hospitality Operating Partnership, L.P. (the "Operating Partnership")). Thus, the Corporation should never own, actually or constructively, 10% or more of a lessee. However, because the relevant constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of Paired Shares, and because the charter provisions referred to above may not be effective, no absolute assurance can be given that such transfers, or other events of which the Corporation has no knowledge, will not cause the Corporation to own constructively 10% or more of one or more lessees at some future date.

  In addition to the considerations discussed above, the REIT requirements will impose a number of other restrictions on the operations of the Corporation. For example, net income from sales of property sold to customers in the ordinary course of business (other than inventory acquired by reason of certain foreclosures) is subject to a 100% tax unless eligible for a certain safe harbor. If the gross income subject to the 100% tax, when added to gain from the sale of (i) stock or securities held for less than one year and (ii) real property held for less than four years (with certain exceptions) exceeds 30% of the Corporation's gross income in any taxable year, the Corporation will fail to qualify as a REIT. Minimum distribution requirements also generally require the Corporation to distribute each year at least 95% of its taxable income for the year (excluding any net capital gain). In addition, certain asset tests limit the Corporation's ability to acquire non-real estate assets.

 Tax Aspects of the Corporation's Investment in the Realty Partnership and the Operating Company's Investment in the Operating Partnership

  As a result of the Merger, the Corporation acquired Patriot's general partner and limited partner interests in the Realty Partnership. In addition, the Operating Company will conduct substantially all of its operations following the Merger through the Operating Partnership. The Corporation's interest in the Realty Partnership and the Operating Company's investment in the Operating Partnership involve special tax considerations, including those described below.

 Classification as Publicly Traded Partnership

  Notwithstanding that the Realty Partnership and the Operating Partnership are partnerships rather than associations taxable as corporations, the IRS could allege that the Realty Partnership or the Operating Partnership is a "publicly traded partnership" under Section 7704 of the Code. If such an assertion were successfully made, such partnership would be subject to tax as a corporation under the Code unless certain conditions regarding the nature of its income were satisfied. In the case of the Realty Partnership, taxation as a corporation would disqualify the Corporation as a REIT.

  A partnership is a publicly traded partnership if interests in such partnership are either traded on an established securities market or are "readily tradable on a secondary market (or the substantial equivalent thereof)." A publicly traded partnership is not taxed as a corporation, however, if at least 90% of its gross income for each taxable year consists of certain passive income, including interest, dividends, real property rents, and gains from the sale or other disposition of real property.

  Interests in the Realty Partnership or its subsidiary partnerships have not been traded on an established securities market and no interests in such partnerships will be traded on an established securities market following the Merger and related transactions. Moreover, Patriot believes that, for periods ending on or before the Merger, the Realty Partnership and each subsidiary partnership has qualified and will qualify for a certain safe harbor from treatment as a publicly traded partnership based on the number of partners in such partnerships as well as the 90% qualifying income exemption referred to above. It is currently anticipated that following the Merger, these partnerships will continue to rely on the safe harbor based on the number of their partners and/or the qualifying income exception and that the Operating Partnership will rely on the safe harbor based on the number of its partners. Alternatively, following the Merger, the Realty Partnership Agreement and the Operating Partnership may rely on restrictions on transfers and redemptions to be included in their respective partnership agreements designed to prevent such partnerships being taxed as corporations under Section 7704 of the Code. There can be no assurance, however, that efforts to avoid taxation as a corporation under these provisions will be successful.

 Taxation of Operating Company

  As a "C" corporation under the Code, the Operating Company will be subject to United States federal income tax on its taxable income at corporate rates.

  Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in the Corporation and the Operating Partnership including the possibility of United States income tax withholding on distributions.

                             PLAN OF DISTRIBUTION

  The REIT and the Operating Company may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

  In connection with the sale of Securities, underwriters or agents may receive compensation from the REIT, the Operating Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the REIT or the Operating Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the REIT or the Operating Company will be described, in the applicable Prospectus Supplement.

  Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Paired Common Stock which is listed on the NYSE. Any shares of Paired Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The REIT or the Operating Company may elect to list any series of Preferred Stock on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

  Under agreements into which, the REIT or the Operating Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the REIT or the Operating Company against certain liabilities, including liabilities under the Securities Act.

  Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the REIT or the Operating Company in the ordinary course of business.

  In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                    EXPERTS

  The Separate and Combined Financial Statements of Cal Jockey and Bay Meadows and its subsidiary as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report with respect thereto (which expresses an unqualified opinion and includes an explanatory paragraph relating to a proposed merger and certain disagreements between Cal Jockey and Bay Meadows) and are incorporated by reference herein. The combined financial statements of the Partnerships of Acquired Hotels as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, incorporated in this Prospectus by reference from the report on Form 8-K/A No. 1 dated September 30, 1997 of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The (a) Consolidated Financial Statements of Patriot as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period October 2, 1995 (inception of operations) through December 31, 1995 and the related financial statement schedules, (b) the Combined Financial Statements of the Initial Hotels as of December 31, 1994 and for the year ended December 31, 1994 and the period January 1, 1995 through October 1, 1995, and (c) the Financial Statements of NorthCoast Hotels, L.L.C. as of December 31, 1996 and the period April 2, 1996 (inception of operations) through December 31, 1996 appearing in Patriot's 1996 Annual Report on Form 10-K (and with respect to the Consolidated Financial Statements of Patriot referred to above also appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality Inc. and Patriot American Hospitality Operating Company dated July 1, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. With respect to the Combined Financial Statements of the Initial Hotels, such report is based in part on the reports of Coopers & Lybrand L.L.P., independent accountants, as set forth in their respective reports for Certain of the Initial Hotels and Troy Hotel Investors. The (a) Financial Statements of Buckhead Hospitality Joint Venture as of December 31, 1995 and for the year then ended, (b) the Combined Financial Statements of Gateway Hotel Limited Partnership and Wenatchee Hotel Limited Partnership as of December 31, 1995 and for the year then ended, and (c) the individual Statements of Direct Revenue and Direct Operating Expenses for the Plaza Park Suites Hotel and the Roosevelt Hotel for the year ended December 31, 1995, appearing in Patriot's Current Report on Form 8-K, dated April 2, 1996, as amended (filed April 17, 1996 and June 14, 1996), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Statement of Direct Revenue and Direct Operating Expenses of the Mayfair Suites Hotel for the year ended December 31, 1995, (b) Statement of Direct Revenue and Direct Operating Expenses of Marriott Windwatch Hotel for the year ended December 29, 1995, and (c) the Financial Statements of Concorde O'Hare Limited Partnership as of December 29, 1995 and for the year then ended appearing in Patriot's Current Report on Form 8-K, dated December 5, 1996 (filed December 5, 1996), have been audited by Ernst & Young LLP, Independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of Resorts Limited Partnership as of and for the years ended December 31, 1996 and 1995, (b) the Financial Statements of CV Ranch Limited Partnership as of and for the years ended December 31, 1996 and 1995, and (c) the Financial Statements of Telluride Resort and Spa Limited Partnership as of and for the years ended December 31, 1996 and 1995, appearing in Patriot's Current Report on Form 8-K, dated January 16, 1997, as amended (filed January 31, 1997, February 21, 1997, April 6, 1997, April 9, 1997 and May 19, 1997) have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. The (a) Consolidated Financial Statements of GAH-II, L.P. as of December 31, 1996 and 1995 and for the years then ended, (b) the Financial Statements of G.B.H. Joint Venture (d/b/a Grand Bay Hotel) as of December 31, 1996 and 1995 and for the years then ended, (c) the Financial Statements of River House Associates (d/b/a Sheraton Gateway Hotel) as of December 31, 1996 and 1995 and for the years then ended, and (d) the Financial Statements of W-L Tampa, Ltd. (the Sheraton Grand Hotel) as of December 31, 1996 and 1995 and for the years then ended, appearing in the Joint Current Report on Form 8-K of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company dated September 30, 1997, as amended (filed October 14, 1997 and October 28, 1997), have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Each of the above referenced financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The Financial Statements of Certain of the Initial Hotels as of December 31, 1994 and for the period from January 1, 1995 to October 1, 1995 and for the year ended December 31, 1994, the Financial Statements of Troy Hotel Investors as of October 1, 1995 and for the period January 1, 1995 to October 1, 1995 and Troy Park Associates as of December 29, 1994 and for the period January 1, 1994 through December 29, 1994 included in Patriot's 1996 Annual Report on Form 10-K, the statement of Direct Revenue and Direct Operating Expenses for the Holiday Inn--Miami Airport for the year ended August 31, 1996 included in Patriot's Current Report on Form 8-K dated December 5, 1996, the Consolidated Financial Statements of Wyndham Hotel Corporation as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in the Report on Form 10-K dated March 26, 1997 of Wyndham Hotel Corporation, the Combined Financial Statements of Snavely Hotels as of December 31, 1996 and for the year then ended, the Combined Financial Statements of Minneapolis Hotels as of December 31, 1996 and for the year then ended, and the combined statement of Direct Revenue and Direct Operating Expenses for the Met Life Hotels for the year ended December 31, 1996, included in the Report on Form 8-K dated September 17, 1997, and the Financial Statements of SCP ("Buttas") Inc. as of December 31, 1996 and for the year then ended, included in the Report on Form 8-K/A No. 1, incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand, L.L.P., independent accountants, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The Financial Statements of Historic Hotel Partners of Birmingham Limited Partnership as of December 31, 1994 and 1995 and for the years then ended, the Financial Statements of Historic Hotel Partners of Chicago, Limited Partnership as of December 31, 1996 and for the year then ended, and the Financial Statements of Historic Hotel Partners of Nashville, Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus, have been audited by Pannell Kerr Forster PC, independent auditors, as set forth in their reports thereon. Each of the above-referenced financial statements have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

  The CHC Lease Partners financial statements as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period inception (October 2, 1995) through December 31, 1995, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated July 1, 1997, and the CHC International, Inc. Hospitality Division financial statements as of November 30, 1996 and 1995 and for the years then ended, incorporated by reference in this Prospectus, by reference to the Current Report on Form 8-K dated September 30, 1997, as amended, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

  The Combined Financial Statements of the Crow Family Hotel Partnerships incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANIES, THE UNDERWRITERS OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANIES SINCE THE DATE HEREOF OR THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGIS-TERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PRO-SPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

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                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................  S-1
The Companies..............................................................  S-9
Certain Federal Income Tax Considerations.................................. S-11
Plan of Distribution....................................................... S-14
Use of Proceeds............................................................ S-14
Legal Matters.............................................................. S-14

                                  PROSPECTUS

Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Companies..............................................................    4
Use of Proceeds............................................................    5
Ratios of Earnings to Fixed Charges........................................    5
Description of Capital Stock...............................................    6
Description of Preferred Stock.............................................    7
Description of Paired Common Stock.........................................   13
Restrictions on Transfers of Capital Stock.................................   14
Federal Income Tax Considerations..........................................   16
Plan of Distribution.......................................................   21
Experts....................................................................   21

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                               1,000,000 SHARES
                              PAIRED COMMON STOCK

                                     LOGO

                      PATRIOT AMERICAN HOSPITALITY, INC.



                         PATRIOT AMERICAN HOSPITALITY
                               OPERATING COMPANY

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                             PROSPECTUS SUPPLEMENT

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                               NOVEMBER 13, 1997

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